Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-212311

Free Writing Prospectus dated August 31, 2016

$1,248,230,000 or $1,497,970,000
Mercedes-Benz Auto Receivables Trust 2016-1
Issuer

Daimler Retail Receivables LLC	Mercedes-Benz Financial Services
Depositor	USA LLC Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated August 31, 2016 (subject to completion) which describes the notes to be issued by the issuer.  You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuer will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	S&P Global Ratings	Fitch Ratings, Inc.
Class A-1	A-1+ (sf)	F1+ (sf)
Class A-2A	AAA (sf)	AAA (sf)
Class A-2B	AAA (sf)	AAA (sf)
Class A-3	AAA (sf)	AAA (sf)
Class A-4	AAA (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.

Joint Bookrunners

Citigroup	BNP PARIBAS	Mizuho Securities

Co-Managers

Lloyds Securities		UniCredit Capital Markets

Daimler Retail Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Daimler Retail Receivables LLC has filed with the SEC for more complete information about Daimler Retail Receivables LLC and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Daimler Retail Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.